ADVISORS SERIES TRUST

on behalf of the Funds managed by
Chase Investment Counsel Corporation

AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Amended and Restated Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

  This Plan sets forth the method for allocating fees and expenses among each Class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.           Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services, as applicable, to a particular Class of shares of each Fund.  Exhibit A sets forth the actual sales charges and Rule 12b-1 fees of each Class of shares of the Funds.  Additional details and restrictions regarding such fees and services are set forth in the Funds’ current Prospectus and Statement of Additional Information.  Some Funds are not authorized to issue all of the following Classes of shares:

i.	Class N (Both Funds)
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.25%
E.	Conversion Features: Yes
F.	Exchange Privileges: Yes
G.	Redemption Fees: 2.00%

ii.	Institutional Class (Both Funds)
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: None
E.	Conversion Features: Yes
F.	Exchange Privileges: Yes
G.	Redemption Fees: 2.00%

iii.	Class A (Chase Mid-Cap Growth Fund Only)
A.	Maximum Initial Sales Charge: 5.75%
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.25%
E.	Conversion Features: None
F.	Exchange Privileges: Yes
G.	Redemption Fees: 2.00%

iv.	Class C (Chase Mid-Cap Growth Fund Only)
A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: 2.00%
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: 0.75%.
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.25%
E.	Conversion Features: None
F.	Exchange Privileges: Yes
G.	Redemption Fees: None

c)
Distribution of Shares:  Class N shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  The Funds’ shares are also offered directly through their distributor.  Institutional Class shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.  Class A and Class C shares are not currently offered for sale.

d)
Minimum Investment Amounts:  The minimum initial investment in Class N, Class A and Class C shares is $2,000 for all accounts.  Once an account is established, subsequent investments in these Classes may be made in the amount of $250.  The minimum initial investment in Institutional Class shares is $1,000,000 for all accounts.  Once an account is established, subsequent investments in this Class may be made in the amount of $1,000.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.           Expense Allocations

  The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class C shareholders, and constitute an expense allocated to that specific Class.

4.           Exchange Features

  Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.           Conversion Feature

  A shareholder of Class N shares may request or be allowed to convert their Class N shares to Institutional Class shares if they are eligible in accordance with the Funds’ current registration statement.  Any implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service, or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law.  The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

6.           Effectiveness

  This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

      This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

  WITNESS the due execution hereof this 15th day of March, 2013.

ADVISORS SERIES TRUST

By: Douglas G. Hess

Title: President

EXHIBIT A

AMENDED AND RESTATED MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Chase Investment Counsel Corporation

Fund Names:

Chase Growth Fund
Chase Mid-Cap Growth Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee2
Class N	$2,000	None	None	None	0.25%	2.00%2
Institutional Class3	$1,000,000	None	None	None	None	2.00%2
Class A4	$2,000	5.75%	None	None	0.25%	2.00%2
Class C4	$2,000	None	2.00%	0.75%	0.25%	None

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

2	A redemption fee of 2.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).

3	Formerly referred to as the Substantial Investor Class.

4	These Classes are only applicable to the Chase Mid-Cap Growth Fund and are not currently offered for sale.

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